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                            SCHEDULE 14C INFORMATION
               Information Statement Pursuant to Section 14(c) of
                       the Securities Exchange Act of 1934

Check the appropriate box:

/ /      Preliminary Information Statement

/ / Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

/X/      Definitive Information Statement

                             SEMPER RESOURCES CORP.
                ------------------------------------------------
                (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
/X/      No fee required

/ /      Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

         (1) Title of each class of securities to which transaction applies:

         (2) Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4) Proposed maximum aggregate value of transaction:

         (5) Total fee paid:

/ /      Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:

         (2) Form, Schedule or Registration Statement No.:

         (3) Filing Party:

         (4) Date Filed:


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                          SEMPER RESOURCES CORPORATION
                                5447 NW 42nd Ave.
                              Boca Raton, FL 33496



                   NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JULY 31, 2006


To the Shareholders of SEMPER RESOURCES CORPORATION:

     A Special Meeting of Shareholders of SEMPER RESOURCES CORPORATION (the "Company") will be held on July 31, 2006 at 1:00 p.m. at 10 Cutter Mill Road, Great Neck, NY for the following purpose:

     To reverse split the company's common shares on a one (1) for twenty thousand basis, to take effect at the close of business on August 10, 2006.

     Shareholders of record at the close of business on June 30, 2006 are entitled to notice of and to vote at the meeting and any adjournment thereof.

     Each of the matters scheduled to come before the special meeting requires the approval of a majority of the votes of the shares outstanding. Existing management, or entities controlled by them own 12,569,000 or 50.7 % of our outstanding Common Stock, and will be able to approve the matters presented in this Information Statement.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.



                                     By Order of the Board of Directors
                                     /s/
                                         Mark Hollo
                                         President










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                          SEMPER RESOURCES CORPORATION
                                5447 NW 42nd Ave.
                              Boca Raton, FL 33496



                              INFORMATION STATEMENT
                                  JULY 11, 2006

     This Information Statement is furnished by the Board of Directors of SEMPER RESOURCES CORPORATION (the "Company") to provide notice of a special meeting of stockholders of the Company which will be held on July 31, 2006.

         The record date for determining which stockholders are entitled to receive this Information Statement has been established as the close of business on June 30, 2006 (the "Record Date"). This Information Statement will be first mailed on or about July 20, 2006 to stockholders of record at the close of business on the Record Date. As of the Record Date, there were outstanding 24,793,106 shares of the Company's Common Stock. The holders of all outstanding shares of Common Stock are entitled to one vote per share of Common Stock registered in their names on the books of the Company at the close of business on the Record Date.

         The presence at the special meeting of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the annual meeting is necessary to constitute a quorum. The Board of Directors is not aware of any matters that are expected to come before the annual meeting other than those referred to in this Information Statement.

         Each of the matters scheduled to come before the special meeting requires the approval of a majority of the votes of the shares outstanding. Existing management, or entities controlled by them own 12,569,000 or 50.7 % of our outstanding Common Stock, and will be able to approve the matters presented in this Information Statement.

         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

  Background

         The Board of Directors has called a special meeting of the shareholders of the Company to approve one proposal; to amend the Company's Articles of Incorporation to reverse split the Company's shares, and following the reverse split, to increase the Company's authorized shares.

         The company has been inactive for a number of years during which it has incurred significant expenses to maintain its public status. In order to clean up its balance sheet and make the company a better candidate for an acquisition,



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the Board of Directors is proposing the reverse split and will ultimately issue shares to its remaining creditors to eliminate the debt on the company's balance sheet. Following these transactions, certain creditors will control the company.

  Proposal 1

         Amendment of the Articles of Incorporation to Reverse Split the Company's shares on a one for twenty thousand, and to increase the post split authorized number of common shares from 100,000,000 to 145,000,000 common shares and 5,000,000 preferred shares. These corporate actions will take place at the close of business on August 10, 2006.

         The Company's Articles of Incorporation currently provide that the Company is authorized to issue 100,000,000 shares of its common stock with a par value of $0.001 per share. On March 1, 2006, the Company's Board of Directors authorized an amendment to the Articles of Incorporation to reverse split the existing shares of the Company on a one for twenty thousand basis, and to increase the number of authorized post split shares of common stock from 100,000,000 to 145,000,000 shares of common stock and 5,000,000 shares of preferred stock both with a par value of $.001 per share. Under this proposed amendment, the first paragraph of the Article IV of the Articles of Incorporation would be amended to read as follows:

         The total number of shares which the Corporation shall have authority to issue (subsequent to the one for twenty thousand reverse split to be effected on August 10, 2006) is One-Hundred Fifty Million (150,000,000) shares, consisting of one-hundred forty-five million (145,000,000) shares of Common Stock having a par value of $.001 per share and five-million (5,000,000) shares of Preferred Stock having a par value of $.001 per share.

         The principle reasons for the proposed amendment are as follows:

The company has been inactive for a number of years during which it has incurred significant expenses to maintain its public status. In order to clean up its balance sheet and make the company a better candidate for an acquisition, the Board of Directors is proposing the reverse split and will ultimately issue shares to its remaining creditors to eliminate the debt on the company's balance sheet. Following these transactions, certain creditors will control the company.

         Any shareholder who would have less than one-hundred shares solely as a result of the reverse split, would have their share balance increased to one-hundred shares. Fractional shares will be rounded up to the next full share.

(b) The .001 par value

         Following the reverse split, the par value would decrease to $.0005 per share. The Company's board believes that the Company is better served by having a par value more consistent with other companies, such as $.001 per share.


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(c)      Increase in Authorized Shares

         The principal purpose for authorizing additional shares is to increase the Company's flexibility to make acquisitions using its shares. Currently, the Company is authorized to issue 100,000,000 common shares, of which 24,793,106 have already been issued. Following the reverse split there would be only 1,240 authorized but unissued shares and leaving little flexibility for acquisitions with shares. By increasing the authorized shares, the Company will increase its flexibility and be able accommodate an acquisition in the future.

         If the amendment is approved by the stockholders, the Board of Directors does not intend to solicit further stockholder approval prior to the issuance of any additional shares of common stock or securities convertible into common stock, except as may be required by applicable law, including, but not limited to, a statutory merger or a sale of substantially all of the assets.

         It should be noted that an increase in the number of authorized shares could serve as a tool against any takeover effects. The issuance of additional shares could have the effect of delaying, defering or preventing a change in control or a change in management without further action by the shareholders. Likewise, our Board of Directors will have the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.Also, management could use either the authorized but unissued common or preferred shares to resist or frustrate a third party transaction providing an above market premium that might be favored by a majority of independent shareholders. To date, no preferred stock is outstanding, and we have no present plans to issue shares of preferred stock.To date, no preferred stock is outstanding, and we have no present plans to issue shares of preferred stock.

         The increase in authorized common stock will not have any immediate effect on the rights of existing stockholders. However, the Board will have the authority to issue authorized common stock without requiring future stockholder approval of such issuances, except as may be required by applicable law. To the extent that the additional authorized shares are issued in the future, they will decrease the existing stockholders' percentage equity ownership and, depending on the price at which they are, could be dilutive to the existing stockholders. The holders of common stock have no preemptive rights.

         The increase in the authorized number of shares of common stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized and unissued common stock could (within the limits imposed by applicable law) be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting


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the earnings per share and book value per share of outstanding shares of common stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. The proposal to increase the authorized shares of common stock is not in response to any accumulation of stock or threatened takeover. The Company has no plans to subsequently implement additional measures having anti-takeover effects.

         The affirmative vote of a majority of all outstanding shares of common stock of the Company is required for approval of this proposal. Current management, individually and through entities controlled by them owns 12,569,000 shares or 50.7% of the shares outstanding, and will be able to approve this proposal. Therefore, abstentions, non-votes, or votes against will have no effect on the outcome of this proposal. The Board of Directors recommends a yes vote on this proposal.

Other Matters

         The Board of Directors does not intend to bring any other matters before the Special Meeting and has not been informed that any other matters are to be presented by others.

                               BY ORDER OF THE BOARD OF DIRECTORS

                               /s/ Mark Hollo
                               ------------------------------------------------
                               Mark Hollo, Chairman, President and CEO


July 11, 2006













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